As filed with the Securities and Exchange Commission on May 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STOCK YARDS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-1137529
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1040 East Main Street
Louisville, Kentucky 40206
(Address of Principal Executive Offices, including Zip Code)

Stock Yards Bancorp, Inc. Amended and Restated Omnibus Equity Compensation Plan
(Full title of the plan)

T. Clay Stinnett, Executive Vice President
and Chief Financial Officer
Stock Yards Bancorp, Inc.
1040 East Main Street
Louisville, Kentucky 40206 (502) 582-2571
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Stock Yards Bancorp, Inc. (the "Registrant") with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated into this Registration Statement by reference and made a part hereof (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

(a)

The Registrant's annual report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 27, 2024 (including the portions of the Registrant’s definitive Proxy Statement on Schedule 14A filed with the Commission on March 14, 2024, that are specifically incorporated by reference therein);

(b)	The Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 7, 2024;

(c)	The Registrant's current report on Form 8-K filed with the Commission on May 1, 2024; and

(d)

The description of the Registrant’s common stock set forth in its registration statement on Form 8-A filed with the Commission on July 22, 2005, as updated by Exhibit 4.1 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2023, together with any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

C. Craig Bradley, Jr., General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. Mr. Bradley owns a number of shares of the Registrant’s common stock that represents less than 1% of the total outstanding shares of the Registrant’s common stock. Mr. Bradley is eligible to participate in the plan covered by this Registration Statement and has previously received awards of common stock under the plan.

Item 6.	Indemnification of Directors and Officers.

Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Pursuant to KRS 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.

The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability. The Registrant has purchased and maintains directors' and officers' liability insurance which insures the directors and officers against certain liabilities, including liabilities under the Securities Act. The Registrant has also entered into an agreement with each of its directors which requires the corporation to indemnify the director to the extent permitted by Kentucky law.

The Amended Bylaws of the Registrant require the corporation to indemnify its directors upon a determination that indemnification is permissible under the circumstances. The Bylaws further permit the corporation to indemnify its officers to the same extent that it indemnifies directors and to such further extent, consistent with law, as may be provided by general or specific action of the Board of Directors, or contract.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibits

4.1

Second Amended and Restated Articles of Incorporation of Stock Yards Bancorp, Inc., filed with the Secretary of State of Kentucky on April 25, 2013. Exhibit 3.1 to the Registrant’s current report on Form 8-K, File No. 1-13661, filed with the Commission on April 25, 2013, is incorporated by reference herein.

4.2

Articles of Amendment to the Second Amended and Restated Articles of Incorporation to change the name of the company to Stock Yards Bancorp, Inc., filed with the Secretary of State of Kentucky on April 23, 2014. Exhibit 3.1 to the Registrant’s current report on Form 8-K, File No. 1-13661, filed with the Commission on April 25, 2014, is incorporated by reference herein.

4.3

Articles of Amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock and adopt majority voting in uncontested director elections, filed with the Secretary of State of Kentucky on April 23, 2015. Exhibit 3.1 to the Registrant’s current report on Form 8-K, File No. 1-13661, filed with the Commission on April 27, 2015, is incorporated by reference herein.

4.4	Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K/A, File No. 1-13661, filed with the Commission on October 1, 2018, and incorporated by reference herein).

5.1*	Opinion of C. Craig Bradley, Jr., General Counsel and Corporate Secretary of Stock Yards Bancorp, Inc.

23.1*	Consent of C. Craig Bradley, Jr. (included in Exhibit 5.1)

23.2*	Consent of FORVIS, LLP

24.1*	Power of attorney

99.1

Stock Yards Bancorp, Inc. Amended and Restated Omnibus Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K, File No. 1-13661, filed with the Commission on May 1, 2024).

107*	Filing fee table

* Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 7th day of May, 2024.

STOCK YARDS BANCORP, INC.

By:	/s/ James A. Hillebrand
James A. Hillebrand
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hillebrand	Chairman and Chief Executive Officer	May 7, 2024
James A. Hillebrand	(Principal Executive Officer)

/s/ T. Clay Stinnett	Executive Vice President and Chief Financial Officer	May 7, 2024
T. Clay Stinnett	(Principal Financial Officer)

/s/ Michael B. Newton	Senior Vice President and Principal Accounting Officer	May 7, 2024
Michael B. Newton

Signature	Title	Date

*	Director	May 7, 2024
Shannon B. Arvin

*	Director	May 7, 2024
Paul J. Bickel III

*	Director	May 7, 2024
Allison J. Donovan

*	Director	May 7, 2024
David P. Heintzman

*	Director	May 7, 2024
Carl G. Herde

*	Director	May 7, 2024
Richard A. Lechleiter

*	President and Director	May 7, 2024
Philip S. Poindexter

*	Director	May 7, 2024
Stephen M. Priebe

Signature	Title	Date

*	Director	May 7, 2024
Edwin S. Saunier

*	Director	May 7, 2024
John L. Schutte

*	Director	May 7, 2024
Laura L. Wells

*By:	/s/ T. Clay Stinnett
T. Clay Stinnett, Attorney-in-Fact